Exhibit 10.8

MANUFACTURING AND SUPPLY AGREEMENT

This MANUFACTURING AND SUPPLY AGREEMENT (this “Agreement”), effective as of December 22, 2005 (the “Effective Date”), is made by and between NeurogesX Inc., a Delaware corporation having a principal place of business at San Carlos Business Park, 981F Industrial Road, San Carlos, California 94070 U.S.A. (“NeurogesX”), and Contract Pharmaceuticals Limited Canada, an Ontario corporation having a principal place of business at 7600 Danbro Crescent, Mississauga, Ontario Canada, L5N 6L6 (“CPL”). NeurogesX and CPL may be referred to herein each, individually, as a “Party” or, collectively, as the “Parties”.

BACKGROUND

A. NeurogesX has developed a certain formulation and manufacturing process for a cleansing gel for use in connection with NeurogesX’s capsaicin products.

B. CPL has the capability and know-how necessary to manufacture and supply such cleansing gel in bulk and finished form, as well as to provide certain research, development and other services relating to such cleansing gel.

C. NeurogesX desires to engage CPL, and CPL desires to perform, the manufacturing and supply of such cleansing gel in bulk and finished form and related services for NeurogesX, all on the terms and conditions set forth herein.

NOW THEREFORE, for and in consideration of the covenants, conditions, and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following capitalized terms shall have the meanings indicated below:

1.1 “Act” shall mean the United States Federal Food, Drug and Cosmetic Act (21 U.S.C. § 301 et seq.) and the regulations promulgated thereunder, as such may be amended from time to time.

1.2 “Approval” shall have the meaning as set forth in Section 7.1 below.

1.3 “Confidential Information” shall have the meaning as set forth in Section 10.1 below.

1.4 “CPL Background Technology” shall mean all patent rights, know-how and other intellectual property rights developed by CPL outside the scope of this Agreement (including outside the scope of any Services) without use of or reference to NeurogesX’s Confidential Information, or otherwise acquired or licensed by CPL, in each case to the extent controlled by CPL as of the Effective Date or at any time during the term of this Agreement.

1.5 “Deliverables” shall mean the information, materials, Product batches, Documentation, and other identified items that CPL is obligated to provide to NeurogesX pursuant to a Proposal.

1.6 “Documentation” shall mean all written materials generated in connection with the Services, including the Master Production Record, test results, Certificate of Analysis (“CoA”), analytical test methods, reports, protocols and any other documents related to the manufacturing process for the Product, as well as such other documents reasonably necessary for NeurogesX to complete its regulatory filings or technology transfer.

1.7 “Facility” shall mean CPL’s GMP manufacturing facility located at 7600 Danbro Crescent and/or testing laboratory (Innopharm) at 1 Valleywood Drive.

1.8 “FDA” shall mean the United States Food and Drug Administration, or any successor agency thereto.

1.9 “GMP” shall mean current good manufacturing practice and standards as provided for (and as amended from time to time) in the Current Good Manufacturing Practice Regulations of the U.S. Code of Federal Regulations Title 21 (21 CFR §§ 210 and 211) and in European Community Directive 91/356/EEC (Principle and guidelines of good manufacturing practice for medicinal products) in relation to the production of pharmaceutical products, as interpreted by the ICH Harmonized Tripartite Guideline, any U.S., European, or other applicable laws, regulations or respective guidance documents subsequently established in the Territory, and any arrangements, additions or clarifications agreed from time to time between the Parties.

1.10 Master Production Record” shall mean that certain document approved by NeurogesX that defines the manufacturing methods and procedures, test methods, specifications, materials, and other procedures, directions and controls associated with the manufacture and testing of Product.

1.11 “NeurogesX IP” shall have the meaning set forth in Section 6.1 below.

1.12 “Product” shall mean the Bulk Product or Finished Product, as applicable.

(a) “Bulk Product” shall mean the bulk cleansing gel product meeting the applicable Specifications.

(b) “Finished Product” shall mean the packaged cleansing gel product meeting the applicable Specifications.

1.13 “Quality Agreement” shall mean that certain Quality Assurance Agreement between the Parties dated March 25, 2003, which is attached hereto as Exhibit A and as such may be modified pursuant to the terms set forth therein.

1.14 “Raw Materials” shall mean all raw materials, supplies, components and packaging necessary to manufacture the Product in accordance with the Specifications.

1.15 “Regulatory Requirements” shall mean (i) compliance with all applicable laws, rules, guidelines, regulations and standards of governmental authorities, including GMP, and (ii) obtaining and maintaining all licenses and other authorizations required by regulatory authorities, that in each case are applicable to the manufacturing, processing, and supply activities hereunder, the Facility, or any other facilities at which any of the manufacturing or process activities hereunder may be performed or are applicable in the Territory.

1.16 “Services” shall mean the development, validation, manufacturing and/or other services performed by CPL pursuant to a Proposal.

1.17 “Specifications” shall mean (i) with respect to Bulk Product, the specifications set forth on Exhibit B hereto, or (ii) with respect to Finished Product, the specifications set forth on Exhibit C hereto; in each case as such may be modified pursuant to Section 3.6 below.

1.18 “Proposal(s)” shall have the meaning set forth in Section 4.1 below, as such may be modified pursuant to Section 4.3 below.

1.19 “FTE” shall mean ‘full-time equivalent’ and provide the basis for charging CPL personnel to NeurogesX for services performed. The charge out rate will be $100 USD per hour.

1.20 “Territory” shall mean Canada, United States and European Union (EU) collectively. In addition, the Territory may be extended by NeurogesX to include countries and/or regulatory jurisdictions in accordance with Section 3.6(b) below.

ARTICLE 2

SUPPLY

2.1 Product Supply. Subject to the terms and conditions of this Agreement, CPL shall supply to NeurogesX all quantities of the Product ordered by NeurogesX under this Agreement.

2.2 Raw Materials. CPL shall be responsible, at its expense, for procuring, inspecting and releasing adequate Raw Materials from vendors approved by NeurogesX, which approval, shall not be unreasonably withheld or delayed, as necessary to meet NeurogesX’s purchase orders, unless otherwise agreed to by the Parties in writing. CPL shall conduct tests on each Raw Material and shall provide NeurogesX with results of such tests.

2.3 Forecasts. At least one hundred eighty (180) days before the commercial launch of the Product or a product incorporating the Product, NeurogesX shall provide CPL with an initial forecast of the quantities of Product estimated to be required from CPL during the four (4) calendar quarter period following such launch. Thereafter, at least ninety (90) days prior to each calendar quarter (“Q1”), NeurogesX will provide CPL with a rolling forecast of the quantities of Product estimated to be required during Q1 and the next three (3) calendar quarters (“Q2”, “Q3” and “Q4”, respectively). For clarity, all forecasts provided to CPL under this Section 2.3 are for advisory purposes, with the exception of Q1 demand which will be binding on all required raw materials and packaging components to make the Product or a product incorporating the Product, and Q2 which will be binding on tubes only. Should orders for Product or a product incorporating the Product for Q1 not materialize within the period for which CPL has purchased materials per this Agreement, NeurogesX will reimburse CPL for the cost of all materials (raw materials and packaging components) purchased against the applicable forecast for Q1 and not used within six (6) months.

2.4 Orders. NeurogesX’s orders for Product shall be made pursuant to a written purchase order on its standard form specifying the desired quantity of Bulk Product and/or Finished Product, and will provide for shipment in accordance with reasonable delivery schedules and lead times as may be agreed upon from time to time by CPL and NeurogesX so long as the maximum lead time shall not exceed ninety (90) days unless otherwise agreed to by the Parties. ANY ADDITIONAL OR INCONSISTENT TERMS OR CONDITIONS OF ANY PURCHASE ORDER, ACKNOWLEDGMENT OR SIMILAR STANDARDIZED FORM GIVEN OR RECEIVED PURSUANT TO THIS AGREEMENT WILL HAVE NO EFFECT AND SUCH TERMS AND CONDITIONS ARE HEREBY EXCLUDED UNLESS THE PARTIES SPECIFICALLY AGREE IN WRITING FOR SUCH TERMS OR CONDITIONS TO SUPPLEMENT OR SUPERCEDE THE TERMS AND CONDITIONS OF THIS AGREEMENT.

2.5 Packaging. Product shall be shipped packaged in containers in accordance with the applicable Specifications or as otherwise agreed by the Parties in writing. Each such container will be individually labeled in accordance with any regulatory requirements which may include a description of its contents, including the manufacturer lot number, quantity of Product, and expiration date.

2.6 Delivery. CPL shall deliver the quantities of Product ordered by NeurogesX on the dates specified in NeurogesX’s purchase orders submitted in accordance with Section 2.4 above. All Product shall be delivered F.C.A point of shipment, CPL’s loading dock, Mississauga, Ontario. Upon CPL’s delivery of the Product F.C.A. point of shipment, NeurogesX will bear all risk of loss, delay, or damage in transit. NeurogesX shall select the carrier. All Product delivered hereunder shall be suitably packed for shipment by CPL in accordance with good commercial practice, and instructions provided to CPL by NeurogesX, with respect to protection of such Product during transportation and marked for shipment to NeurogesX’s specified receiving point. NeurogesX shall pay all shipping and insurance costs, as well as any special packaging expenses identified in advance by CPL.

2.7 Cost Reduction. The Parties will participate in cost reduction projects pertaining, but not limited to, the manufacture and supply of Product for NeurogesX. If a Party identifies a potential cost reduction measure, the identifying Party shall disclose the details to the other Party so that both Parties can evaluate whether such measure should be implemented and agree upon the costs of implementing such measure and the resulting cost savings. In the event the Parties agree on implementing a cost saving measure, the Parties agree to come together and discuss who will pay for the cost implementation and negotiate how to share the cost savings and the Parties shall adjust the price of the Product and revise Exhibit E accordingly.

2.8 Alternate Source(s). The Parties agree that this Agreement is not an exclusive supply agreement, and NeurogesX shall have the right to manufacture itself or designate third party(ies) as alternate source(s) for the supply of the Product (each, an “Alternate Source”). Upon NeurogesX’s request at any time, CPL shall cooperate with NeurogesX and the Alternate Source to fully transfer to such Alternate Source all manufacturing technology, know-how and information relating to the Product and its manufacture. CPL agrees to provide reasonable technical assistance to the Alternate

Source for such purposes as requested by NeurogesX, including without limitation, assisting the Alternate Source to successfully manufacture three (3) validation batches of Product conforming to the Specifications. NeurogesX shall pay to CPL reasonable FTE and out-of-pocket costs associated with such transfer and assistance in accordance with a budget approved in advance by NeurogesX; provided, however, if either (i) the need for an Alternate Source arises from a material breach of this Agreement by CPL and/or (ii) subject to Article 13.5, CPL fails to deliver two successive batches of Product of at least eighty percent (80%) of the quantities of Product specified in a purchase order submitted in accordance with this Agreement, to CPL hereunder within thirty (30) days after the delivery dates specified therein, then NeurogesX shall not be obligated to make any such payments associated with the FTE costs of CPL and CPL shall bear the FTE costs associated with transfer and up to a maximum of 20 FTE days, of FTE costs associated with assistance. In any case, CPL shall not be responsible for any costs associated with fee for service activities beyond the assistance described in this Section 2.8, performed on behalf of NeurogesX, for the Alternate Source nor any out-of-pocket costs (including, but not limited to, travel expenses) associated with the transfer. Any additional assistance requested by NeurogesX above the 20 FTE days described in this Section 2.8 shall be at NeurogesX’s expense.

ARTICLE 3

QUALITY

3.1 Quality. All Product supplied by CPL shall meet the current Specifications and shall be manufactured, packaged, tested and stored at the Facility in accordance with the Quality Agreement, all applicable Approvals and Regulatory Requirements, including GMP manufacturing and record keeping procedures.

3.2 Quality Control. Prior to each shipment of Product, CPL shall perform quality control testing procedures and inspections to verify that the Product to be shipped conforms fully to the Specifications, as set forth in the Quality Agreement. Each shipment of Product shall be accompanied by a certificate of analysis (“COA”), in a form acceptable to NeurogesX, describing all current requirements of the Specifications, results of test performed certifying that the Product supplied have been manufactured, controlled and released at the Facility in accordance with the Specifications, all Approvals and applicable Regulatory Requirements.

3.3 Acceptance. Acceptance by NeurogesX of Product delivered by CPL shall be subject to inspection and applicable testing by NeurogesX or its designee. If on such inspection or testing NeurogesX or its designee discovers that any Product fails to conform with the Specifications or otherwise fails to conform to the warranties given by CPL in Section 8.1 below, NeurogesX or such designee may reject such Product, which rejection will be accomplished by giving written notice to CPL that specifies the manner in which the Product fails to meet the foregoing requirements. Upon request from CPL, NeurogesX shall return the rejected Product in accordance with CPL’s reasonable instructions at CPL’s expense, provided that such instructions comply with all applicable laws, regulations and Regulatory Requirements. In the event of a dispute between the parties over the validity of a rejection, NeurogesX and CPL agree to submit a sample of the rejected Product to an independent test facility to be agreed by both parties, and to accept the results of the testing performed by that facility as binding with regard to that lot of Product. The expense of such testing shall be borne by the losing party. CPL shall use reasonable commercial efforts to replace rejected Product within the shortest possible time within thirty (30) days after CPL’s receipt of notice thereof provided materials are available, and in any event within ninety (90) days. The replacement of rejected Product shall have priority over the supply of Product ordered for shipment not more than ninety (90) days before, or any time after, the rejection of such nonconforming Product. If a Product shipment or part thereof is rejected before the date on which payment is due therefor, NeurogesX may withhold payment for such shipment or the rejected portion thereof. If a Product shipment or portion thereof is rejected after payment, NeurogesX may credit the amount paid therefor against other amounts due to CPL hereunder. If, subsequent to investigation, a Product deemed by NeurogesX to be rejected is found to meet Specifications, than NeurgesX will not only pay for the originally shipped Product but also any replacement Product made, or in process, while the investigation was being conducted. The warranties given by CPL in Section 8.1 below shall survive any failure to reject by NeurogesX under this Section 3.3. Subject to Section 3.4 and Article 8 below, Product shipments shall be deemed accepted if no notice to the contrary is received by CPL within sixty (60) days of NeurogesX’s receipt of such Product.

3.4 Latent Defects. As soon as either Party becomes aware of any defect in any Product that is not discoverable upon a reasonable inspection or quality control testing as set forth in the Specifications (“Latent Defect”), but in no case later than thirty (30) days after reaching such awareness, it shall immediately notify the other Party and, at NeurogesX’s election, shall be deemed rejected as of the date of such notice. In the event of such rejection by NeurogesX, the applicable provisions of Section 3.3 shall apply. Notwithstanding anything herein to the contrary, CPL will only be responsible for Latent Defects resulting from an act or omission of CPL, reasonably demonstrated, relative to its manufacturing, packaging, and testing services responsibilities according to this Agreement. Any Latent Defect solely related to compatibility issues will not be the financial responsibility of CPL. The term “compatibility issues” as used in this Section 3.4 shall mean a surprise chemical reaction between the Product’s chemical components and packaging.

3.5 Presence At Facility. Upon at least fifteen (15) days’ prior written notice given by NeurogesX to CPL, NeurogesX shall have the right to assign a reasonable number of employees or consultants of NeurogesX (not to exceed three (3) persons) to inspect and audit the Facility in order to verify CPL’s compliance with Regulatory Requirements and other agreed requirements. At all times, NeurgoesX personnel or consultants will be accompanied by CPL representatives and access will be limited to areas and documentation applicable to NeurogesX Product or Proposals.

3.6 (a) Changes to the Specifications. NeurogesX shall have the sole right to modify the Specifications with respect to all Bulk Products and Finished Products. All modifications shall be in writing and shall be signed by an authorized representative of NeurogesX and CPL, and shall be effective for purchase orders for Product placed after the effective date of the changes. If the modifications result in a change in CPL’s manufacturing costs, the Parties shall agree upon an appropriate adjustment to the price of the Product under this Agreement. If the modifications result in a delay in delivery, there shall be a reasonable extension of the affected lead times. If residual inventory of a raw material or packaging component results from a change to Specifications, NeurogesX shall reimburse CPL at cost plus 15% (to cover CPL’s administrative, finance, and warehousing) for all residual inventory or restocking charges at suppliers, for materials that CPL cannot use elsewhere or returned without charge.

(b) Changes to the Territory. NeurogesX may expand the Territory upon written notice to CPL, with reasonable lead time. In the event, NeurogesX’s decision to expand the territory will cause CPL to incur additional costs, as a result of specific regulatory requirements of such country or regulatory jurisdiction (“Territory-Specific Costs”), and/or impose requirements beyond CPL’s standard manufacturing practice, CPL shall immediately notify and discuss with NeurogesX such costs and ways of accommodating such additional requirements, NeurgoesX shall have the option to either (1) modify or limit such addition to the Territory, or (2) include such country or regulatory jurisdiction within the Territory and reimburse CPL for the Territory-Specific Costs. It is understood that CPL shall use reasonable efforts to mitigate any such Territory-Specific Costs and accommodate such reasonable requirements.

3.7 Lot Records; Samples. Subject to Article 7.6, CPL shall maintain lot records sufficient to trace the history of each lot, and representative samples from each batch of Product manufactured hereunder in sufficient quantity to perform ten (10) tests each of, for record keeping, stability testing, and other regulatory purposes, including as may be required by the Specifications, Approvals or Regulatory Requirements, for as long as required by applicable law. Such samples will be stored in cGMP storage facility at specified storage conditions up to two years after NDA approval, termination or discontinuation or one year beyond expiration date, whichever is later. Subject to the foregoing, CPL shall notify NeurogesX before disposing of any of the foregoing, and NeurogesX shall have the option of having such records and samples delivered to NeurogesX or its designee. Upon the request of NeurogesX, CPL shall provide NeurogesX reasonable access to and copies of such records and samples.

ARTICLE 4

SERVICES

4.1 Scope of Services. From time to time during the term of this Agreement, NeurogesX may request and CPL may agree to perform certain services for NeurogesX relating to the Product or its manufacture (the “Services”), all as described in one or more mutually agreed workplans which shall be attached hereto as Exhibit D (each, a “Proposal”). Each Proposal shall be numbered consecutively (for example, the initial Proposal would be Proposal #1 and set forth in detail the Services to be performed by CPL, including without limitation, the timeline for delivery of reports and other Deliverables, the fees to be charged, and the like. The Parties may modify Exhibit D hereto to revise an existing Proposal pursuant to Section 4.3 below or otherwise add a new Proposal, provided, that no Proposal, or any modification thereto, shall be attached to or made a part of this Agreement without first being executed by the Parties hereto in writing which specifically references this Agreement.

4.2 Standards of Performance. CPL will use reasonable commercial efforts to perform Services and deliver to NeurogesX the completed Deliverables, all in accordance with the respective Proposal, including without limitation, the specifications and the timelines set forth therein. All Services shall be conducted in a good, scientific manner in compliance with all applicable Regulatory Requirements, laws and regulations.

4.3 Changes to Proposals. NeurogesX may, at any time, submit to CPL a request for changes to any Proposal. NeurogesX agrees to pay CPL the reasonable costs associated with such change, as mutually agreed in advance by the Parties in writing. CPL shall use its commercially reasonable efforts to make all changes requested by NeurogesX, and to minimize the time and additional charges required as a result of such changes. Without limiting the foregoing, if CPL can implement the requested changes without resulting in increases in CPL’s time or cost, and without affecting CPL’s ability to meet the Services timeline as set forth in such Proposal, CPL shall implement such changes in accordance with such timeline at no additional cost to NeurogesX.

4.4 Acceptance of Deliverables under a Proposal. CPL shall timely deliver to NeurogesX or its designee each Deliverable resulting from the Services. Acceptance by NeurogesX of such Deliverables shall be subject to inspection and other testing by NeurogesX or its designee. If on such inspection or testing NeurogesX or its designee discovers that the Deliverable fails to conform with the applicable specifications, NeurogesX or such designee may reject such Deliverable upon written notice. Upon request from CPL, NeurogesX shall return the rejected Deliverable in accordance with CPL’s reasonable instructions at CPL’s expense, provided that such instructions comply with applicable laws, regulations and Regulatory Requirements. If NeurogesX rejects a Deliverable, CPL shall promptly correct the failure(s) specified in the rejection notice and re-deliver to NeurogesX, at CPL’s cost and expense (including re-delivery costs), a replacement Deliverable that meets the applicable specifications, for acceptance testing under this Section 4.4. If CPL disagrees with NeurogesX’s determination, the Parties agree proceed according to Section 3.3. above.

4.5 Reporting/Transfer of Results.

(a) In connection with the Services, CPL will provide NeurogesX with regular written reports, as part of the Proposal or as requested by NeurogesX, and a final written report upon completion of each Service, of all results and NeurogesX IP developed or generated during the course of the Services. Upon request by NeurogesX from time to time and at NeurogesX’s expense, CPL shall provide reasonable assistance to NeurogesX in NeurogesX’s efforts to understand and use the information contained in such reports. CPL agrees that the first time CPL provides any information in such reports that CPL believes to be CPL Background Technology or CPL Improvements, they shall be fully described in a separate section in such report.

(b) CPL will also respond to NeurogesX’s reasonable inquiries, at CPL’s expense, regarding the status of the Services on an ongoing basis, and CPL will endeavor to keep NeurogesX reasonably informed of interim results on an informal basis, including, if requested, periodic meetings at CPL’s facility to discuss results and progress of the Services, and CPL will follow any reasonable instructions or direction of NeurogesX with regard to the Services.

ARTICLE 5

PAYMENTS

5.1 Product Orders.

(a) Price. The price to be paid by NeurogesX per unit of Bulk Product and per unit of Finished Product ordered by NeurogesX shall be as set forth on Exhibit E hereto. The parties agree that increases or decreases in the price may be made by mutual agreement of the parties on an annual basis (applicable to the ensuing 12-month calendar year) during the term of this Agreement based on CPL’s increase in the cost of raw materials, packaging components, labor and allocable overhead in the last twelve (12) months; provided, however, that any increase will not exceed the United States Producer Price Index for Pharmaceutical Preparations (“PPI”) measured at the beginning of such 12-month period. Further adjustments may be made to price to account for changes in the quantity of Product to be supplied or applicable run sizes provided such increases are agreed by NeurogesX in advance. Also, price adjustments may occur upon modifications to the Specifications requested by either party to the extent of any increase or decrease in the cost of manufacturing or raw materials or packaging components resulting from such changes in Specifications, consistent with Sections 2.7 and 3.6(a).

(b) Any special one-time increases in raw material or packaging component costs, provided the impact to total cost of goods for that Product exceeds 3%, will be incorporated into the price upon ninety (90) days notice and NeurogesX’s confirmation of such increase in cost. It is understood that such one-time increases in costs which are so incorporated in the price will not be taken in account when making the adjustment according to Section 5.1(a) above shall apply once only per year during the three (3) years of the terms of this Agreement thereafter all other increases will be incorporated into the annual price evaluation according to Section 5.1(a) above.

(c) Invoicing; Payment. CPL shall submit an invoice to NeurogesX upon shipment of Product ordered by NeurogesX under this Agreement. All invoices will be sent to the address specified in the applicable purchase order, and each invoice will state the aggregate and unit price for Product in a given shipment, plus any taxes, or other costs incident to the purchase or shipment to be borne by NeurogesX under this Agreement. All payments under this Agreement shall be made in U.S. dollars within thirty (30) days of NeurogesX’s receipt of the Product.

5.2 Services. In consideration for the Services performed by CPL, NeurogesX agrees to pay to CPL by wire transfer the amounts set forth in the applicable Proposal in accordance with the terms and conditions set forth therein.

ARTICLE 6

OWNERSHIP AND LICENSES

6.1 NeurogesX IP. Subject to Section 6.2 below, NeurogesX shall own all Deliverables, as well as all Product specific information, inventions (whether or not patentable), technology, data, documents, processes, protocols, methods, assays, techniques, Product specific operating procedures and materials created, reduced to practice or compiled by CPL in the course of performing activities under this Agreement or that is based on NeurogesX’s Confidential Information, including without limitation, any Documentation, records, reports and other materials that CPL generates or provides to NeurogesX in the course of any Services, and any modifications, additions or improvements to the Product or the manufacturing process for the Product created by CPL in the course of performing this Agreement, and all intellectual property rights in any of the foregoing (collectively, the “NeurogesX IP”). CPL hereby assigns, and agrees to assign, to NeurogesX, all right, title and interest in and to the NeurogesX IP. CPL shall assist NeurogesX, or its designee, at NeurogesX’s expense, in every proper way to secure NeurogesX’s rights in the NeurogesX IP and any patent rights relating thereto in any and all countries, including the disclosure to NeurogesX of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments that NeurogesX deems necessary in order to apply for and obtain such rights and in order to assign and convey to NeurogesX the sole and exclusive right, title and interest in and to such NeurogesX IP.

6.2 CPL Technology. Subject to the terms of this Agreement, all CPL Background Technology that is used, improved or modified by CPL in the course of performing its obligations hereunder, which improvements are of a general nature and unrelated to NeurogesX, NeurogesX’s products or Confidential Information, or the Product, including for example, standard operating procedures, software or laboratory methodologies (the “CPL Improvements”) shall be and remain the sole and exclusive property of CPL. CPL hereby grants NeurogesX a non-exclusive, perpetual, irrevocable, royalty-free, worldwide license, with the right to grant and authorize sublicenses, under the CPL Background Technology and CPL Improvements, solely as necessary or useful to make, have made, use, sell, have sold, import, and export the Product or any derivatives or new versions thereof and to use and fully exploit the NeurogesX IP. Such CPL Background Technology and CPL Improvements cannot be used to develop and commercialize any other NeurogesX product without the approval, in writing, of CPL.

ARTICLE 7

REGULATORY MATTERS

7.1 Regulatory Approvals. NeurogesX, itself or through its agents, shall have the sole right to correspond with and submit regulatory applications and other filings to the FDA or other regulatory authorities to obtain approvals to import, export, sell, or otherwise commercialize the Product alone or with other products (each, an “Approval” and collectively, “Approvals”) as NeurogesX deems useful or necessary. Accordingly, except as otherwise required by law, CPL shall not correspond directly with the FDA or any other regulatory agency relating to the process of obtaining Approvals or any obtained Approval for the Product without NeurogesX’s prior consent. Notwithstanding the foregoing, CPL shall assist NeurogesX, as requested by NeurogesX and at NeurogesX’s expense, in preparing, submitting, and maintaining applications for such Approvals.

7.2 Information. Without limiting Section 7.1 above, CPL shall promptly provide NeurogesX all written and other information other than information developed for other CPL clients and subject to a confidentiality obligation, in CPL’s possession or control that is necessary or useful for NeurogesX to apply for, obtain, and maintain Approvals for the Product, including without limitation, Documentation, information relating to the Facility, process, methodology, or components used in the manufacture, processing, or packaging of the Product or other information required to be submitted to the FDA or other regulatory authorities in the form of a marketing application. In addition, CPL shall immediately inform NeurogesX when any such information is no longer current and reflective of current manufacturing practices, procedures, or the Specifications and provide updated information to NeurogesX through agreed channels for managing change per the Quality Agreement attached hereto as Exhibit A.

7.3 Inspections. CPL shall permit the FDA and other regulatory authorities to conduct inspections of the Facility as the FDA or other regulatory authorities may request, and shall cooperate with the FDA or other regulatory authorities with respect to the inspections and any related matters, in each case relating to the Product. CPL shall give NeurogesX prior notice, to the extent practicable, of any such inspections, and keep NeurogesX informed about the results and conclusions of each regulatory inspection, including actions taken by CPL to remedy conditions cited in the inspections. In addition, CPL shall allow NeurogesX or its representative to assist in the preparation for and be present at the inspections to participate in discussion directly related to the Product or its manufacture. CPL will provide NeurogesX with copies of any written inspection reports issued by the regulatory agency and all correspondence between CPL and the regulatory agency, including, but not limited to, FDA Form 483, Notice of Observation, and all related correspondence, in each case relating to the Product or general manufacturing concerns (i.e., facility compliance or the like). NeurogesX and its regulatory consultants, agents, marketing partners, and other third parties, under reasonable confidentiality requirements, shall have access to all regulatory and quality assurance and GMP audits of CPL to assess regulatory compliance and to the buildings, records, and areas of the Facility or other facilities involved in the manufacture, testing, storage, and shipment of the Product.

7.4 Maintenance of Approvals. Notwithstanding anything in the Agreement to the contrary, CPL shall not undertake any modifications to the Product manufacturing or testing processes or use any subcontractors or vendors in any way that could delay or otherwise impact the Approvals or other regulatory submissions, including without limitation, regulatory product reviews, Investigational New Drug applications (INDs), New Drug Applications (NDAs), or any other compliance status without the prior written agreement of NeurogesX.

7.5 Reporting. Pursuant to the FDA’s and other applicable regulatory agency’s regulations and policies, NeurogesX may be required to report information that reasonably suggests that a Product may have caused or contributed to the death or serious injury. Accordingly, CPL shall inform NeurogesX of any such information promptly after becoming aware of it so that NeurogesX can comply with such reporting requirements.

7.6 Records. CPL shall maintain adequate and accurate records covering the manufacture, stability programs, quality control testing and release of Product supplied hereunder and all other Services provided hereunder, in accordance with GMPs and all Regulatory Requirements, for as long as required under applicable laws and regulations, for a period of ten (10) years thereafter. CPL will make such records available to NeurogesX, its designees and regulatory agencies as requested by NeurogesX, at no additional cost to NeurogesX. Subject to the foregoing maintenance requirement, CPL shall notify NeurogesX before destroying any such records, and NeurogesX shall have the option of having such records delivered to NeurogesX or its designee at NeurogesX’s cost.

ARTICLE 8

PRODUCT WARRANTIES

8.1 Product Warranties. CPL represents and warrants that:

(a) Specifications. All Product supplied hereunder shall comply with the Specifications and shall conform with the information shown on the COA provided for the particular shipment pursuant to Section 3.2 above;

(b) Regulatory Requirements. The Facility, the manufacturing and supply activities contemplated herein and all Product supplied hereunder shall comply with the Regulatory Requirements and the Quality Agreement, and all Raw Materials used in the manufacture of Product hereunder shall comply with the applicable specifications, Regulatory Requirements, and the Quality Agreement;

(c) Compliance with FFDCA. None of the Product supplied to NeurogesX under this Agreement shall be adulterated or misbranded within the meaning of the Act; and

(d) No Encumbrance. Title to all Product supplied under this Agreement shall pass as provided in this Agreement, free and clear of any security interest, lien, or other encumbrance.

(e) As of the Effective Date, to its knowledge, CPL’s method of manufacturing the Product does not infringe any patent, trademark, trade secret, or other proprietary rights of third parties to the Product.

8.2 NeurogesX represents and warrants that:

(a) NeurogesX’s Specifications are the property of the NeurogesX organization and will, upon marketing authorization conform to all applicable regulatory and legal requirements and Approvals, and will continue to so conform during the term of this Agreement; and

(b) As of the Effective Date, to its knowledge, NeurgoesX has the right to contract with CPL for the manufacture of the Product using NeurogesX’s formula without infringing any patent, trade mark, trade secret or other proprietary rights of third parties to the Product or NeurogesX’s formula provided CPL has manufactured the Product in strict compliance with NeurogesX’s formula.

8.3 Recalls. If NeurogesX is required by any regulatory agency to recall the Product or if NeurogesX voluntarily initiates a recall of the Product and, in either case, if such recall is a result of a breach any of the warranties set forth in Sections 8.1(a) through 8.1(d) above, CPL shall bear the out-of-pocket costs of such recall. The parties agree that CPL shall have no responsibility for any recall resulting from artwork or Specifications for Product provided by NeurogesX to CPL so long as Product complies with the Specifications and artwork provided by NeurogesX to CPL.

ARTICLE 9

TERM AND TERMINATION

9.1 Term. The term of this Agreement shall commence on the Effective Date and continue in full force until the fifth (5th) anniversary of the Effective Date, unless terminated earlier in accordance with this Article 9 of this Agreement. This Agreement may be extended for additional two (2)-year periods at NeurogesX’s option upon written notice to CPL at least six (6) months prior to expiration of the then-current term.

9.2 Termination for Breach. Either Party may terminate this Agreement upon written notice in the event that the other Party shall have materially breached this Agreement, and such breach is not cured within sixty (60) days after receiving written notice of such breach.

Notwithstanding the foregoing, if during such sixty (60) day period, the allegedly breaching Party disputes that it has materially breached this Agreement, then the other Party shall not have the right to terminate this Agreement until it has been finally determined in accordance with Section 13.2 below that the allegedly breaching Party has materially breached this Agreement, and such Party fails to comply herewith within sixty (60) days thereafter.

9.3 Permissive Termination.

(a) Services. NeurogesX may terminate the Services, or any part thereof, without charge or penalty upon written notice to CPL; provided that if such termination occurs after CPL has initiated work on a particular task within the Services, NeurogesX will reimburse CPL for actual, reasonable out-of-pocket expenses incurred by CPL that are directly allocated to such task to the extent such obligations cannot reasonably be mitigated.

(b) Agreement. NeurogesX may terminate this Agreement upon one hundred eighty (180) days’ prior written notice to CPL. In the event of a termination by NeurogesX, NeurogesX will continue to be obligated under this Agreement for all open purchase orders and continue to be obligated under Section 2.3 for any residual inventory.

CPL may terminate this Agreement upon twenty four (24) months prior written notice to NeurogesX.

9.4 Effect of Expiration or Termination.

(a) Rights and Obligations. Termination or expiration of this Agreement shall not relieve a Party from any liability that, at the time of such termination or expiration, has already accrued to the other Party. Upon expiration or termination of this Agreement: CPL shall, as promptly as practicable (i) cease all work on the Services, and (ii) turn over to NeurogesX all Deliverables, Documentation and NeurogesX IP (whether in written or electronic form, including any work in progress) which are then in CPL’s possession or control. CPL shall have the right to retain a copy of all relevant Product related documentation for legal purposes.

(b) Survival. The provisions of Sections 1, 2.8, 3.7, 6, 7.2, 7.3, 7.5, 7.6, 8, 9, 10, 11, 12, and 13 of this Agreement shall survive the termination or expiration of this Agreement for any reason. Section 3.3, 3.4, 4.4, 4.5 shall survive any termination or expiration of this Agreement with respect to Products or Deliverables delivered pursuant to this Agreement.

ARTICLE 10

CONFIDENTIALITY

10.1 Confidential Information. The Parties may from time to time disclose to each other Confidential Information. “Confidential Information” means any information disclosed by one Party to the other Party that, if disclosed in tangible form, is marked “confidential” or with other similar designation to indicate its confidential or proprietary nature or, if disclosed orally, is indicated orally to be confidential or proprietary by the Party disclosing the information at the time of the disclosure and is confirmed in writing as confidential or proprietary by the disclosing Party within forty-five (45) days after such disclosure. For avoidance of doubt, all Deliverables and NeurogesX IP shall be deemed the Confidential Information of NeurogesX. Notwithstanding the foregoing or anything herein to the contrary, Confidential Information shall not include any information that, in each case as demonstrated by written documentation: (a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure; (b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party; (c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement; or (d) was subsequently lawfully disclosed to the receiving Party by a person other than the disclosing Party.

10.2 Confidentiality. Each Party shall hold and maintain in strict confidence all Confidential Information of the other Party. Without limiting the foregoing, neither Party shall use or disclose the Confidential Information of the other Party, except as otherwise permitted by this Agreement or as may be necessary or useful to exercise its rights (including in the case of NeurogesX, its rights to NeurogesX IP) or perform its obligations under this Agreement. Nothing contained in this Article 10 of this Agreement shall prevent either Party from disclosing any Confidential Information of the other Party to the extent reasonable necessary in prosecuting or defending litigation, complying with applicable governmental laws, regulations, such as SEC regulations, or court order or otherwise submitting information to tax or other governmental authorities, in submissions to regulatory authorities, or as a part of patent applications filed on inventions made under this Agreement; provided that if a Party is required by law to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the other Party of such disclosure and, save to the extent inappropriate in the case of patent applications or the like, will use its reasonable efforts to secure confidential treatment of such information.

10.3 Confidential Terms. Each Party shall treat the terms of this Agreement as the Confidential Information of the other Party. Notwithstanding anything to the contrary, however, each Party may disclose the terms of this Agreement (a) to advisors, actual or potential investors, lenders and potential lenders, acquisition partners, sublicensees, and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or (b) as required by securities or other applicable laws or regulations, such as SEC regulations.

ARTICLE 11

REPRESENTATIONS AND WARRANTIES

11.1 CPL. CPL represents and warrants that: (a) it has full power to enter into this Agreement and to grant to NeurogesX the rights granted to NeurogesX under this Agreement; (b) it has the corporate authority to enter into and execute the Agreement; (c) CPL shall fully comply with the requirements of any and all applicable federal, state, local and foreign laws, regulations, rules, and orders of any governmental body having jurisdiction over the activities contemplated by this Agreement or having jurisdiction over the Territory and to the extent applicable to CPL, including all Regulatory Requirements; (d) it shall perform all Services in a professional manner in accordance with industry standards; and (e) it has not been debarred under the Generic Drug Enforcement Act of 1992 and that it will not employ any person or entity that has been so debarred to perform any activities under this Agreement.

11.2 NeurogesX. NeurogesX represents and warrants that: (a) it has full power to enter into the Agreement; (b) it has obtained all necessary corporate approvals to enter and execute into this Agreement; and (c) NeurogesX shall fully comply with the requirements of any and all applicable federal, state, local and foreign laws, regulations, rules and orders of any governmental body having jurisdiction over the activities contemplated by this Agreement and to the extent applicable to NeurogesX.

11.3 Disclaimer. EXCEPT AS PROVIDED IN THIS ARTICLE 11 AND SECTION 8.1 ABOVE, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR CONDITIONS (EXPRESS, IMPLIED, STATUTORY OR OTHERWISE) WITH RESPECT TO THE SUBJECT MATTER HEREOF AND EACH PARTY EXPRESSLY DISCLAIMS ANY SUCH ADDITIONAL WARRANTIES.

ARTICLE 12

INDEMNIFICATION

12.1 NeurogesX. NeurogesX shall indemnify, defend, and hold harmless CPL, its directors, officers, employees, agents, successors and assigns from and against any liabilities, expenses, or costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding, or cause of action brought against any of them by a third party resulting from: (a) the negligent or intentionally wrongful acts or omissions of NeurogesX; and (b) breach by NeurogesX of any of its representations and warranties under this Agreement, in each case subject to the requirements set forth in Section 12.3 below. Notwithstanding the foregoing, NeurogesX shall have no obligations under this Section 12.1 for any liabilities, expenses, or costs to the extent arising out of or relating to claims covered under Section 12.2 below. NeurogesX shall indemnify and hold harmless CPL from any third party claims, actions, proceedings alleging the infringement of any patent, trade secrets or other intellectual property of a third party (“IP Claims”), arising from CPL’s manufacturing, sale and using the Product for or to NeurogesX, which IP Claims are caused by CPL’s use of any technology or intellectual property owned or supplied by NeurogesX.

12.2 CPL. CPL shall indemnify, defend, and hold harmless NeurogesX, its directors, officers, employees, agents, successors and assigns from and against all liabilities, expenses, and costs (including reasonable attorneys’ fees and court costs) arising out of any claim, complaint, suit, proceeding, or cause of action brought against any of them by a third party resulting from: (a) the negligent or intentionally wrongful acts or omissions of CPL; and (b) breach by CPL of any of its representations and warranties under this Agreement, in each case subject to the requirements set forth in Section 12.3. Notwithstanding the foregoing, CPL shall have no obligations under this Section 12.2 for any liabilities, expenses, or costs to the extent arising out of or relating to claims covered under Section 12.1 above. CPL shall indemnify and hold harmless NeurogesX from any tIP Claims arising from the manufacturing, sale and use of the Product under this Agreement by or for NeurogesX, which IP Claims are caused by use of any technology or intellectual property owned or supplied by NeurogesX.

12.3 Indemnification Procedure. A Party that intends to claim indemnification (“Indemnitee”) under this Article 12 shall promptly notify the indemnifying Party (“Indemnitor”) in writing of any third party claim, suit, or proceeding included within the indemnification described in this Article 12 (each a “Claim”) with respect to which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense and settlement of the Claim. The Indemnitee shall have the right to participate, at its own expense, with counsel of its own choosing in the defense or settlement of the Claim. The indemnification obligations under this Article 12 shall not apply to amounts paid in settlement of any Claim if such settlement is effected without the consent of the Indemnitor. The Indemnitee and its employees, at the Indemnitor’s request and expense, shall provide full information and reasonable assistance to Indemnitor and its legal representatives with respect to Claims.

ARTICLE 13

GENERAL

13.1 Governing Law. This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the United States and the State of California, without reference to conflict of laws principles and excluding the 1980 U.N. Convention on Contracts for the International Sale of Goods.

13.2 Disputes. In the event of any dispute or claim arising out of or in connection with this Agreement, or the performance, breach or termination thereof, either CPL or NeurogesX may, by written notice to the other Party, have such dispute referred to the Chief Executive Officers (or equivalent) of CPL and NeurogesX, for attempted resolution by good faith negotiations within thirty (30) days after such notice is received by such other Party.

13.3 English Language. This Agreement shall be made in the English language, which language shall be controlling in all respects, and all versions hereof in any other language shall not be binding upon the Parties. All communications and notices to be made pursuant to this Agreement shall be in the English language.

13.4 Implied Obligations. This Agreement sets forth all of the rights and obligations of the Parties with respect to the subject matter hereof.

13.5 Force Majeure. Nonperformance of any Party shall be excused to the extent that performance is rendered impossible by strike, fire, earthquake, terrorism, blackout, flood, governmental acts, orders, or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control of the nonperforming Party excluding any monetary default, provided that the services or goods for which the money is being paid has been performed or delivered.

13.6 Assignment. The rights and obligations of each Party under this Agreement may not be assigned or otherwise transferred to a third party without the prior written consent of the other Party. Any assignment in violation of this Section 13.6 shall be null and void. Notwithstanding the foregoing, either Party may transfer or assign its rights and obligations under this Agreement, without the consent of the other Party, to a successor to all or substantially all of its business or assets relating to this Agreement whether by sale, merger, operation of law or otherwise if the assignee or transferee has agreed to be bound by the terms and conditions of this Agreement.

13.7 Subcontractors. CPL agrees not to subcontract its performance of any activities under this Agreement, including the Services and the supply of Product to NeurogesX pursuant to Article

2, without NeurogesX’s prior written approval, such approval not to be unreasonably withheld or delayed. Innopharm, CPL’s analytical laboratory, is a wholly owned entity of CPL. CPL shall ensure that Innopharm is bound by all the terms and conditions of this Agreement, including Articles 6 and 10 as if named in place of CPL. Subject to the foregoing, Innopharm is a permitted subcontractor of CPL.

13.8 Notices. Any notice or report required or permitted to be given or made under this Agreement by either Party shall be in writing and delivered to the other Party at its address indicated in this Agreement (or to such other address as a Party may specify by notice under this Agreement) by courier or by registered or certified airmail, postage prepaid, courier service, or by facsimile, which facsimile is promptly confirmed, in writing, by registered or certified airmail, postage prepaid. All notices shall be effective as of the date received by the addressee.

If to CPL:	7600 Danbro Crescent, Mississauga, Ontario, Canada, L5N 6L6 Attn: CEO Fax: (905) 821-7602

If to NeurogesX:	San Carlos Business Park 981F Industrial Road San Carlos, California, 94070 U.S.A. Attn: President Fax: (650) 649-1798

13.9 Limitation of Liability. EXCEPT TO THE EXTENT SUCH PARTY MAY BE REQUIRED TO INDEMNIFY THE OTHER PARTY UNDER ARTICLE 12 ABOVE OR IN THE CASE OF WILLFUL BREACH OF THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY SPECIAL, CONSEQUENTIAL, EXEMPLARY, OR INCIDENTAL DAMAGES (INCLUDING LOST OR ANTICIPATED REVENUES OR PROFITS RELATING TO THE SAME), ARISING FROM ANY CLAIM RELATING TO THIS AGREEMENT, WHETHER SUCH CLAIM IS BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), OR OTHERWISE, EVEN IF AN AUTHORIZED REPRESENTATIVE OF SUCH PARTY IS ADVISED OF THE POSSIBILITY OR LIKELIHOOD OF SAME.

13.10 Headings. Headings included herein are for convenience only, do not form a part of this Agreement, and shall not be used in any way to construe or interpret this Agreement.

13.11 Non-Waiver. Any waiver of the terms and conditions hereof must be explicitly in writing. The waiver by either of the Parties of any breach of any provision hereof by the other shall not be construed to be a waiver of any succeeding breach of such provision or a waiver of the provision itself.

13.12 Severability. Should any section, or portion thereof, of this Agreement be held invalid by reason of any law, statute, or regulation existing now or in the future in any jurisdiction by any court of competent authority or by a legally enforceable directive of any governmental body, such section or portion thereof will be validly reformed so as to approximate the intent of the Parties as nearly as possible and, if unreformable, will be deemed divisible and deleted with respect to such jurisdiction, but the Agreement will not otherwise be affected.

13.13 Independent Contractors. The relationship of NeurogesX and CPL established by this Agreement is that of independent contractors. Nothing in this Agreement shall be construed to create any other relationship between NeurogesX and CPL. Neither Party shall have any right, power, or authority to assume, create or incur any expense, liability, or obligation, express or implied, on behalf of the other.

13.14 Entire Agreement. This Agreement, together with the Exhibits hereto, constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior and contemporaneous negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. Notwithstanding the foregoing, to the extent the terms and conditions of the body of this Agreement conflict with the terms and conditions of any Exhibit hereto (including without limitation, the Quality Agreement and any Workplan), the terms and conditions of the body of this Agreement shall govern. No agreement or understanding varying or extending this Agreement shall be binding upon either Party, unless set forth in a writing which specifically refers to the Agreement that is signed by duly authorized officers or representatives of the respective Parties, and the provisions of the Agreement not specifically amended thereby shall remain in full force and effect.

13.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Agreement.

NEUROGESX INC.		CONTRACT PHARMACEUTICALS LIMITED CANADA

By:	/s/ Stephen Ghiglieri	By:	/s/ Paul Pickles

Name:	Stephen Ghiglieri	Name:	Paul Pickles

Title:	Chief Financial Officer	Title:	Chief Executive Officer

EXHIBIT A

QUALITY ASSURANCE AGREEMENT

EXHIBIT B

BULK PRODUCT SPECIFICATIONS

EXHIBIT C

FINISHED PRODUCT SPECIFICATIONS

EXHIBIT D

WORKPLAN 1

EXHIBIT E

PRICES